Filed pursuant to Rule 424(b)(3)

Registration Statement No. 333-231352

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Primary Securities
Class A Common Stock, par value $0.01 per share (“Class A Common Stock”)	10,000,000(1)	$3.83(2)	$38,300,000.00(2)	$4,971.34(3)(4)

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers such additional number of securities in exercise, conversion or exchange of other securities or that may become issuable as a result of any stock splits, stock dividends or similar transactions.

(2)

Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(c) under the Securities Act, based upon the average of the high ($4.28) and low ($3.37) sale price of the Class A Common Stock as reported on the New York Stock Exchange on March 19, 2020.

(3)

The registrant previously paid a registration fee of $12,962.34 with respect to the registration of 9,300,000 shares of Class A Common Stock offered under the Coty Inc. Stock Dividend Reinvestment Program.

(4)

This “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in the Company’s Registration Statement on Form S-3 (File No. 333-231352) in accordance with Rules 456(b) and 457(r) under the Securities Act of 1933.

PROSPECTUS SUPPLEMENT

(To Prospectus dated June 6, 2019)

Coty Inc.

STOCK DIVIDEND REINVESTMENT PROGRAM

19,300,000 Shares of Class A Common Stock

This prospectus supplement (this “Prospectus Supplement”) supplements the prospectus, dated June 6, 2019 (the “Prospectus”), relating to the registration for purchase of shares of Class A Common Stock, par value $0.01 (“Class A Common Stock”), of Coty Inc. (the “Company”, “we” or “our”) under the Company’s Stock Dividend Reinvestment Program (the “Program”). This Prospectus Supplement should be read in conjunction with the Prospectus, is qualified by reference to the Prospectus, and may not be delivered without the Prospectus. Except as expressly stated below as superseding the information contained in the Prospectus, all other information set forth in the Prospectus is unchanged. Capitalized terms used in this Prospectus Supplement but not defined herein will have the same meanings as specified in the Prospectus.

This Prospectus Supplement is being filed to reflect an increase in the aggregate number of shares of Class A Common Stock registered for purchase under the Program from 9,300,000 shares of Class A Common Stock to 19,300,000 shares of Class A Common Stock. Accordingly, each reference to the aggregate number of shares of Class A Common Stock that we may sell pursuant to the Program is hereby amended by this Prospectus Supplement to be 19,300,000 shares of Class A Common Stock. From the date of the Prospectus through the date of this Prospectus Supplement, 8,036,975 shares of Class A Common Stock have been issued pursuant to the Program.

This Prospectus Supplement is also being filed to supplement and update certain information contained in the sections entitled “Description of Capital Stock—Authorized Capital Stock” and “Incorporation of Certain Information by Reference” in the Prospectus.

This Prospectus Supplement constitutes part of the Program Prospectus and should be retained for future reference.

Investing in our Class A Common Stock involves risks. See “Risk Factors” on page 1 of the Prospectus, as supplemented by this Prospectus Amendment, and in the documents incorporated by reference therein and herein to read about factors you should consider before electing to participate in the Program.

Neither the Securities and Exchange Commission nor any state or other domestic or foreign securities commission or regulatory authority has approved or disapproved of these securities or determined if the Prospectus or this Prospectus Supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 25, 2020.

The following information supplements and updates the information contained in the Prospectus.

(1) The section Risk Factors on page 1 of the Prospectus is hereby amended and supplemented with the following.

Our operations and sales have been adversely impacted by the COVID-19 pandemic, and we must successfully manage the demand, supply, and operational challenges associated with the actual or perceived effects of COVID-19 and the related widespread public health crisis.

Our business has been, and may continue to be, negatively impacted by the fear of exposure to or actual effects of the COVID-19 pandemic in countries where we operate or our customers are located, such as reduced travel or recommendations or mandates from governmental authorities to avoid large gatherings or to self-quarantine, as well as temporary closures of our facilities or the facilities of our customers or suppliers. These impacts include, but are not limited to:

•

Significant reductions in demand or significant volatility in demand for one or more of our products, which may be caused by, among other things: the temporary inability of consumers to purchase our products due to illness, quarantine or other travel restrictions, store closures, or financial hardship, shifts in demand away from one or more of our more discretionary or higher priced products to lower priced products, or stockpiling or similar activity, supply chain and shipping constraints, reduced options for marketing and promotion of products or other restrictions in connection with COVID-19; if prolonged, such impacts can further increase the difficulty of operating our business, including accurately planning and forecasting, planning for operations and may adversely impact our results;

•

Inability to meet our customers’ needs and achieve costs targets due to disruptions in our manufacturing and supply arrangements caused by the loss or disruption of essential manufacturing and supply elements such as raw materials or other finished product components, transportation, workforce, or other manufacturing and distribution capability, or the allocation of manufacturing capacity towards medical supplies such as hydro-alcoholic gel (which is used as hand sanitizer);

•

Failure of third parties on which we rely, including our suppliers, contract manufacturers, distributors, contractors, commercial banks, joint venture partners and external business partners, to meet their obligations to the Company or to timely meet those obligations, or significant disruptions in their ability to do so, which may be caused by their own financial or operational difficulties and may adversely impact our operations; or

•

Significant changes in the political conditions in markets in which we manufacture, sell or distribute our products, including quarantines, governmental or regulatory actions, closures or other restrictions that limit or close our operating and manufacturing facilities, restrict our employees’ ability to travel or perform necessary business functions, restrict or prevent consumers from having access to our products, or otherwise prevent our third-party partners, suppliers, or customers from sufficiently staffing operations, including operations necessary for the production, distribution, sale, and support of our products, which could adversely impact our results.

These impacts have had and could continue to have a negative effect on our business, financial condition, results of operations and cash flows, as well as the trading price of our securities. Despite our efforts to manage and remedy these impacts to the Company, their ultimate impact also depends on factors beyond our knowledge or control, including the duration and severity of the COVID-19 pandemic as well as third-party actions taken to contain its spread and mitigate its public health effects.

(2) The paragraph under the section Description of Capital Stock—Authorized Capital Stock on page 9 of the Prospectus is hereby superseded and replaced with the following.

Under our Certificate of Incorporation, our authorized capital stock consists of 1,000,000,000 shares of Class A Common Stock, par value $0.01 per share, and 20,000,000 shares of Preferred Stock, par value $0.01 per share. As of March 22, 2020, there were 760,653,519 shares of Class A Common Stock outstanding, 1,495,074 shares of Series A Preferred Stock outstanding and 7,905,341 shares of Series A-1 Preferred Stock outstanding.

(3) The section entitled Incorporation of Certain Information by Reference on page 15 of the Prospectus is hereby superseded and replaced with the following.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” certain information into the Prospectus and this Prospectus Supplement from certain documents that we file with the SEC. By incorporating by reference, we are disclosing important information to you by referring you to documents we file separately with the SEC. The information incorporated by reference is deemed to be part of the Prospectus and this Prospectus Supplement, except for information incorporated by reference that is modified or superseded by information contained in the Prospectus, this Prospectus Supplement or in any other subsequently filed document that also is incorporated by reference herein. These documents contain important information about us, our business and our finances. The following documents previously filed with the SEC are incorporated by reference into the Prospectus and this Prospectus Supplement, except for any document or portion thereof deemed to be “furnished” and not filed in accordance with SEC rules:

•	our Annual Report on Form 10-K for the year ended June 30, 2019, filed with the SEC on August 28, 2019;

•	our Quarterly Reports on Form 10-Q for the quarterly periods ended September 30, 2019 and December 31, 2019, filed with the SEC on November 6, 2019 and February 5, 2020, respectively;

•

our Current Reports on Form  8-K filed with the SEC on July  1, 2019 (under Item 5.02), July  1, 2019, September  25, 2019, October  16, 2019, November  12, 2019, November  18, 2019 (under Item 1.01), January  6, 2020 (under Item 1.01, Item 2.01 and the related 9.01) and February 28, 2020;

•	our Definitive Proxy Statement on Schedule 14A filed with the SEC on September 25, 2019, as supplemented on October 16, 2019; and

•

the description of our Class  A Common Stock in our Registration Statement on Form 8-A filed with the SEC on June 13, 2013, including any amendments and reports filed for the purpose of updating such description.

We also incorporate by reference all documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the effective date of the registration statement of which the Prospectus and this Prospectus Supplement form a part and prior to the termination of the offering of our Class A Common Stock covered by the Prospectus and any subsequent accompanying prospectus supplements, including this Prospectus Supplement, except for any document or portion thereof deemed to be “furnished” and not filed in accordance with SEC rules.

The information relating to us contained in this Prospectus Supplement does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference into this Prospectus Supplement.

If you request, either orally or in writing, we will provide you with a copy of any or all documents that are incorporated by reference herein. Such documents will be provided to you free of charge, but will not contain any exhibits, unless those exhibits are incorporated by reference into the document. Requests can be made by writing to Coty Inc., 350 Fifth Avenue, New York, New York 10118, Attention: Investor Relations, or by telephone request to (212) 389-7300. The documents may also be accessed on our website at www.coty.com. The information contained on, or accessible through, our website is not incorporated by reference into the Prospectus or this Prospectus Supplement and should not be considered a part of the Prospectus or this Prospectus Supplement.